Exhibit 99

Joint Filer Information

Names:	Siskey Capital, LLC

Address:	4521 Sharon Road, Suite 450
Charlotte, NC 28211

Designated Filer:	Richard C. Siskey

Issuer and Ticker Symbol:	Social Reality, Inc. [SCRI]

Date of Earliest Transaction Required to be Reported:	December 2, 2014

The undersigned, Siskey Capital, LLC is jointly filing the attached Form 4 Statement of Change in Beneficial Ownership with Richard C. Siskey with respect to the beneficial ownership of securities of Social Reality, Inc.

Signatures:

SISKEY CAPITAL, LLC

Date:  December 2, 2014

By: /s/ Richard C. Siskey

Richard C. Siskey